As filed with the Securities and Exchange Commission on December 19, 2003

Registration No. 333-108911

SECURITIES AND EXCHANGE COMMISSION
Washington, DC, 20549

AMENDMENT NO. 2
TO
FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_____MANU FORTI GROUP INC.______
(Name of registrant as specified in its charter)
NEVADA	1081	20-0118697
(State of incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

MANU FORTI GROUP INC.

390-1090 Homer Street
Vancouver, B.C.
V6B 2W9
604-637-8206
(Address and Telephone Number of Registrant's
principal place or intended principal place of
business and it's principal executive offices)

	Eh? Clerical Services Inc. 3990 Warren Way Reno, Nevada 89509 (775) 338-2598 (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [X ]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act Registration Statement Number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act Registration Statement Number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act Registration Statement Number of the earlier effective Registration Statement for the same offering. [ ]If delivery of the prospectus is expected to be made under Rule 434, please check the following box [ ]

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CALCULATION OF REGISTRATION FEE
Securities To Be Registered		Aggregate Amount To be Registered	Offering Price Per Share	Offering Price	Registration Fee [1]

Common Stock	Up to	1,500,000 shares	$0.10	$150,000	$13.80
_____________________________________________________________________________________

[1] Estimated solely for the purposes of calculating the registration fee under Rule 457(o).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHERE OFFERS, SOLICITATIONS OR SALES WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY OF THE STATES.

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Prospectus
MANU FORTI GROUP INC.
Shares of Common Stock
no minimum - 1,500,000 maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 1,500,000 shares of common stock on a best efforts basis. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow agreement. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date, which will end on ________________, 2004 and may be extended for an additional 90 days if we choose to do so (the "Termination Date").

Investing in our common stock involves risks. See "Risk Factors - on page 6."

__________________________________________________________________

Price	Agents/Underwriter's Commissions	Proceeds
Per Share		To Us

__________________________________________________________________
Common Stock	$0.10	$0	$0.10
Total	150,000	$0	$150,000[1]

__________________________________________________________________

1 Before deducting estimated expenses of $50,000, all of which will be paid by Manu Forti Group Inc.

The information in this Prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is December 19, 2003.

TABLE OF CONTENTS
Summary of Our Offering	5
Risk Factors	6
Risk Associated with our Company	6
1 We expect losses to continue, and failure to generate revenues could cause us to go out of business.	6
2. We have no known mineral reserves and if we cannot find any we will have to cease operations.	6
3.We may not be able to work and generate income if weather conditions interrupt our exploration program.	6
4. Because we are small and do not have much capital, we must limit our exploration. This may prevent us from realizing any revenues and you may lose your investment as a result.	6
5 We will have to suspend our exploration plans if we do not have access to all the supplies and materials we need.	7
6 We may not have enough money to complete our exploration.	7
7. Mr. Stephen Kenwood may have a direct conflict of interest because he is an .officer or director of other mining companies.	7
8. In the future, your shareholdings could be diluted because we may conduct further offerings.	7
9. Because the recorded owner has superior title, if the recorded owner breached his contract with us, the investors could lose their money, as the deed is not registered in our name.	7
10. You may have difficulties in recovering any damages against the Company and the Company's Directors and Officers.	8
11. We may not be able to carry out our proposed exploration program if we do not raise more than $50,000.	8
12. We may have to pay back the loans provided by Mr. Steve McMannaman on demand.	8
13. You may lose all your investment on our exploration program.	8
Risks Associated with This Offering	8
1. You will not have control of the Board of Directors and the operations of the Company after the Offering.	8

2. You will not receive the same benefits as the founders and may suffer greater loss than the founders and they will receive a substantial benefit from your investment.	9
3. Because there is no public trading market for our common stock, you will not be able to resell your shares.	9
4 You may suffer a loss in the amount of your investment because we will not refund any funds to you.	9
5. The market price of your shares may decrease if our founders sell their shares into the market.	9
Use of Proceeds	10
Determination of Offering Price	11
Dilution of the Price You Pay for Your Shares	11
Plan of Distribution	13
Business	15
Management's Discussion and Analysis of Financial Conditions and Results of Operations	21
Management	23
Executive Compensation	26
Principal Stockholders	26
Description of Securities	28
Certain Transactions	30
Litigation	30
Experts	30
Legal Matters	30
Financial Statements	30

Glossary
Argillite	A sedimentary rock differing from shale in being bound by silica and from slate in having no slaty cleavage.
Chorite	The name of a group of minerals, usually green in colour and micaceous to granular in structure.
Claim	The boundaries that encompass the ownership of a specific mining property.
Crown Land	Land owned by the Government
Feldspar	Silica based minerals containing sodium, potassium, or calcium.
Felsic	An adjective used to describe an light colored igneous rock.
Gneiss	A coarse grained metamorphic rock that shows compositional banding and parallel alignment of minerals.
Granodiorite	Intrusive rock similar to granite in composition.
Graphite	Native carbon.
Intrusion	Rock which while molten, penetrated into or between other rocks but solidified before reaching the surface.
Metasedimentary	A sedimentary rock whose original mineralogy , texture, or composition has changed due to effects of temperature, pressure, or the gain or loss of chemical components.
Metavolcanic	A volcanic rock whose original mineralogy , texture, or composition has changed due to effects of temperature, pressure, or the gain or loss of chemical components.
Porphyry	Any igneous rock in which relatively large, conspicuous crystals (called phenocrysts) are set in fine-grained ground mass.
Pyrite	A mineral composed of Iron Sulfide.
Schist	A metamorphic rock characterized by strong foliation.
Sericite	Alteration mineral of Aluminum rich rocks like granite and slate.
Trenching	An exploration technique in which trenches are dug to expose potential ore for geological examination or assays.

SUMMARY OF OUR OFFERING

This summary highlights important information about our business and about this offering. Because it is a summary, it does not contain all the information you should consider before investing in the common stock. So please read the entire prospectus.

Our Business

We are an exploration stage company. We currently own the right to explore one property located in the Vernon Mining Division of British Columbia comprised of one twenty units claim. We are not the recorded owner of this property. The title of the claim and the right to explore this property are recorded in Stephen Kenwood's name to avoid paying additional fees. However, title to the claim has been conveyed to us in an unrecorded deed. Mr. Kenwood is a director of the Company. See "Business Background". We intend to explore for gold on the property on which we own mining interests.

Our administrative ofice is located at 390 - 1090 Homer Street, Vancouver, BC, V6B 2W9, telephone number (604) 637-8206, and our registered statutory office is located at 3990 Warren Way, Reno, Nevada, USA, 89509. Our fiscal year end is March 31.

Financial Information

We have issued to the founders of the Company 2,000,000 shares of our common stock at a price of $0.001 per share.

As at December 19, 2003, we have total assets of $81,703.58 and total liabilities of $105,709.

The Offering

Following is a brief summary of this offering. See the "Plan of Distribution-Terms of the Offering" in this prospectus for a more detailed description of the Offering:
Securities being offered:	Up to 1,500,000 shares of common stock, par value $0.001
Offering Price per share:	$0.10
Offering Period:	The shares are being offered for a period not to exceed 90 days from the effective date, unless extended by our board of directors for an additional 90 days.
Net proceeds to our company:	up to $150,000 if all of the number of shares are sold
Use of Proceeds:	We will use the proceeds to pay for offering expenses, research and exploration. See "Use of Proceeds"
Number of shares outstanding:	2,000,000
Number of shares outstanding after the Offering:	3,500,000 if all of the shares are sold

We will sell shares in this offering through Gordon Samson, one of our officers and directors. Mr. Samson intends to offer the shares through investment meetings and to friends of our officers and directors.

We are not listed for trading on any stock exchange or automated quotation system. Because we are not listed for trading on any exchange or automated quotation system, you may not be able to resell your shares.

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks Associated with our company

1. We expect losses to continue, and failure to generate revenues go out of business.

We were incorporated on July 25, 2003, and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. We have not generated any operating revenues since inception. Our net loss since inception to September 15, 2003 is $20.00. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to locate a profitable mineral property, our ability to generate revenues and our ability to reduce exploration stage costs, failure of which will cause us to go out of business.

2. We have no known mineral reserves and if we cannot find any we will have to cease operations.

We have no mineral reserves. If we do not find a mineral reserve containing gold or if we cannot explore the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we will have to cease operations and you will lose your investment.

3. We may not be able to work and generate income if weather conditions interrupt our exploration program.

Our proposed exploration work can only be performed approximately seven to eight months of the year. This is because snow causes roads leading to our claims to be impassable during four to five months of the year. When roads are impassable, we are unable to work and generate income.

4. Because we are small and do not have much capital, we must limit our exploration. This may prevent us from realizing any revenues and you may lose your investment as a result.

Because we are small and do not have much capital, we must limit the time and money we expend on exploration of interests on the property on which we own mining interests. In particular, we may not:

devote the time we would like to explore the property on which we own mining interests.;

spend as much money as we would like to explore the property on which we own mining interests;

rent the quality of equipment we would like to have for exploration;

have the number of people working on the property on which we own mining interests that we would like to have.

By limiting our operations, it will take longer and cost more to explore the property on which we own mining interests.

5. We will have to suspend our exploration plans if we do not have access to all the supplies and materials we need.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products, equipment and materials we need, we will have to suspend our exploration plans until we do find the products, equipment and materials we need.

6. We may not have enough money to complete the exploration of the property on which we own mining interests.

If we do not raise more than $104,000 from this offering, we may not have enough money to complete the exploration of the property on which we own mining interests. If it turns out that we do not have enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement, or loans. At the present time, we have not made any plans to raise additional money, and there is no assurance that we would be able to raise additional money in the future. If we need additional money, and can't raise it, we will have to suspend or cease operations.

7. Mr. Stephen Kenwood may be subject to a direct conflict of interest because he is an officer or director of other mining companies.

Mr. Stephen Kenwood, one of our directors may be subject to conflicts of interest in that he is an officer or director of other mining companies. In the future, if we decide to acquire a mining property, which is also sought by one of the companies of which Mr. Kenwood is an officer or director, a direct conflict of interest could result.

At present, we do not foresee a direct conflict of interest because we do not intend to acquire any additional mining properties. The only conflict we foresee now is Mr. Stephen Kenwood's devotion of time to mining projects that do not involve us.

8. In the future, your shareholdings could be diluted because we may conduct further offerings.

We may conduct further offerings in the future to finance our current project or to finance subsequent projects that we decide to undertake. If we decide to raise money or conduct further offerings in the future, your shareholdings will be diluted.

9. Because the recorded owner has superior title, if the recorded owner breached his contract with us, the investors could lose their money, as the deed is not registered in our name.

The title to the claim is recorded in Mr. Stephen Kenwood's name to avoid paying additional fees, however, title to the claim has been conveyed to us by an unrecorded deed. Under British Columbia provincial law, if the deed is recorded in our name, we will have to pay a minimum of $500 (Canadian Dollars) and file other documents since we are a foreign corporation in Canada. An unrecorded deed is one by which title to the property has been transferred to us, but the deed has not been filed with the British Columbia office of records. Title to the property is superior to all other unrecorded deeds. Should Mr. Kenwood transfer title to another person and that deed is recorded before recording our deed, that person will have superior title and we will have none.

10. You may have difficulties in recovering any damages against the Company and the Company's Directors and Officers.

You may sue the Company for damages in the US because the address for the agent for service is located in Nevada. However, for the recovery of damages against the Company and/or the directors and officers, you may have to start legal proceedings in either British Columbia, Canada, where the Company's property and the principal and executive office are located.

11. We may not be able to carry out our proposed exploration program if we do not raise more than $50,000.

Mr. Steve McMannaman, a principal shareholder, has loaned to us $105,709 without interest. Mr. McMannaman has agreed not to demand repayment of the loan except the amount of the loan used for the offering expenses prior to the completion of this offering which is estimated to be about $50,000. If we raise only $50,000 from this offering, all the proceeds will have to be used for the repayment of the loan. Unless we raise more than $50,000, we will not be able to carry out our proposed exploration program.

12. We may have to pay back the loan provided by Mr. Steve McMannaman on demand.

As is disclosed above, Mr. Steve McMannaman, one of our founders, has loaned the Company $105,709. If Mr. McMannaman demands payment of the loan, we will have to raise money through borrowing from other people or a private placement. There is no assurance that we will be able to raise the money. If we can't raise the money, we will have to suspend or cease our operations.

13. You may lose all your investment on our exploration program.

Because the probability of an individual prospect ever having mineral reserves is extremely remote, the probability that our property does not contain any reserves is great. If it turns out that there is no commercially worth reserves, all funds spent on exploration will probably be lost and you will lose all your investment.

Risks Associated With This Offering

1. You will not have control of the board of directors and the operations of the Company after the Offering.

Even if we sell all 1,500,000 shares of common stock in this offering, Messrs. Samson, Freeman, Mackay and McMannaman will still own 2,000,000 shares and will continue to control the Company. As a result, upon completion of this offering, regardless of the number of shares we sell, Messrs. Samson, Freeman, Mackay and McMannaman will be able to elect all of our directors and control our operations and your ability to cause a change in the course of our operations will not exist.

2. You will not receive the same benefits as the founders and may suffer greater loss than the founders and they will receive a substantial benefit from your investment.

Messrs. Samson, Freeman, Mackay and McMannaman, our only shareholders, will receive a substantial benefit from your investment. They have supplied cash of $2,000 and loans totalling $105,709.00 as of the date of this prospectus which have to be repaid. You, on the other hand, will be providing nearly all of the cash for our operations. As a result, if we cease operations for any reason, you will lose your investment while Messrs. Samson, Freeman, Mackay and McMannaman will only lose approximately $2,000.

3. Because there is no public trading market for our common stock, you will not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore, there is no central place, like a stock exchange or electronic trading system to resell your shares. If you do want to resell your shares you will have to locate a buyer and negotiate your own sale. Therefore, you may not be able to resell your shares.

4. You may suffer a loss in the amount of your investment because we will not refund any funds to you.

There is no minimum number of shares that must be sold in the offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to start or complete exploration. No money will be refunded to you under any circumstances. It is possible that we may not raise enough funds to conduct our operations. If that happens, you will suffer a loss in the amount of your investment.

5. The market price of your shares may decrease if our founders sell their shares into the market.

A total of 2,000,000 shares of stock were issued to Messrs Samson, Freeman, Mackay and McMannaman. They paid an average price of $0.001 per share. Subject to the restrictions described under "Principal Stockholders-Future Sales by Existing Stockholders", they will likely sell a portion of their stock if the market price goes up. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

USE OF PROCEEDS

Our offering is being made through one of our officers and directors on a no minimum and up to 1,500,000 shares basis. The net proceeds to us after deducting offering expenses of $50,000 will be $100,000 if all of the shares are sold. The first $50,000 raised will be used for offering expenses. We will use the net proceeds as follows:
Amount raised	$50,000	$100,000	$150,000
Allocation
Offering expenses*	$50,000	$50,000	$50,000
Exploration	$0	$22,000 Phase 1 $28,000 Phase 2	$22,000 Phase 1 $32,000 Phase 2
Working capital: legal accounting audit miscellaneous	$0 $0 $0 $0	$0 $0 $0 $0	$8,000 $4,000 $2,000 $32,000

* offering expenses that have been paid by the interest free loans from Mr. McMannaman, one of our founders, before the completion of this offering will be repaid to him from the proceeds upon the completion of this offering. The offering expenses include SEC registration fee, legal and auditing and accounting fees, printing fees, geological report fee, Blue Sky fees, transfer agent fee and expenses that are related to this offering.

If we raise $50,000 in this offering, we will be able to repay Mr. McMannaman the loan used for the offering expenses incurred prior to the completion of the offering but not be able to carry out the exploration program. To proceed with our exploration program, we will consider borrowing funds from our officers and directors for conducting another public offering or a private placement. If we raise $100,000 we expect that we will be able to pay our offering expenses, pay the costs associated with Phase 1 of our exploration program and partial of the costs associated with Phase 2. To complete Phase 2 of the exploration program we will consider borrowing funds from our officers and directors or conducting another public offering or a private placement. If we raise $150,000 we will be able to pay our offering expenses and pay the costs associated with all two Phases of the exploration program and pay working capital of $46,000 which is broken down as follows: legal - $8,000, accounting - $4,000, audit - $2,000, and miscellaneous - $32,000. The miscellaneous expenses include the working capital for the following 12 months if Phase 1 and Phase 2 are successful, otherwise it may be used to repay the balance of the loan to Mr. McMannaman

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If the proposed exploration program yields a significant discovery of minerals in Phase 1, we will focus our efforts on that discovery in a Phase 2 program that would probably entail trenching. This phase of exploration is more focused than that of Phase 1 and will provide more detailed data toward determining the size of the discovery. See "Business-Our Proposed Exploration Program".

We concurrently intend to use the proceeds of this offering substantially in the manner set forth above and Mr. McMannaman, one of our founders, has loaned to the Company $105,709.00 and has agreed orally that no proceeds from this offering will be used to repay the loans to the Company except that the offering expenses incurred before the completion of this offering will be repaid. The total estimated amount of the offering expenses is $50,000. These loans with no interest will be paid when the Company generates revenue, conducts another public offering or a private placement. If we do not sell all of the shares and there are no funds for offering expenses and/or working capital, we will pay the expenses with the money that Mr. McMannaman has loaned to the Company.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $150,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

our lack of operating history

the proceeds to be raised by the offering

the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders our relative cash requirements

the price we believe a purchaser is willing to pay for our stock.

See "Plan of Distribution-Terms of the Offering".

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares new investors purchase is also a result of the lower book value of the shares held by our existing shareholders.

As of September 15, 2003, the net tangible book value of our shares of common stock was $0.001 or approximately $0.001 per share based upon 2,000,000 shares outstanding.

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 3,500,000 shares to be outstanding will be $0.04, or approximately $0.04 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.039 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to $0.04 per share.

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 3,125,000 shares to be outstanding will be $0.037, or approximately $0.037 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.036 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to $0.036 per share.

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 2,750,000 shares to be outstanding will be $0.028, or approximately $0.028 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.027 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to $0.028 per share.

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 2,375,000 shares to be outstanding will be $0.017, or approximately $0.017 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.016 per share without any additional investment on their part. New investors will incur an immediately dilution from $0.10 per share to $0.017 per share.

After completion of this offering, if 1,500,000 shares are sold, new investors will own approximately 42.86% of the total number of shares then outstanding for which new investors will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 57.14% of the total number of shares then outstanding for which they have made contributions of cash totalling $2,000, or approximately $0.001 per share.

After completion of this offering, if 1,125,000 shares are sold, new investors will own approximately 36% of the total number of shares then outstanding for which new investors will have made a cash investment of $112,500, or $0.10 per share. Our existing stockholders will own approximately 64% of the total number of shares then outstanding for which they have made contributions of cash totalling $2,000, or approximately $0.001 per share.

After completion of this offering, if 750,000 shares are sold, new investors will own approximately 27.27% of the total number of shares then outstanding for which new investors will have made a cash investment of $75,000, or $0.10 per share. Our existing stockholders will own approximately 72.73% of the total number of shares then outstanding for which they have made contributions of cash totalling $2,000, or approximately $0.001 per share.

After completion of this offering, if 375,000 shares are sold, new investors will own approximately 15.79% of the total number of shares then outstanding for which new investors will have made a cash investment of $37,500, or $0.10 per share. Our existing stockholders will own approximately 84.21% of the total number of shares then outstanding for which they have made contributions of cash totalling $2,000, or approximately $0.001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders:

Existing Stockholders
Price per share	$0.001
Net tangible book value per share before offering	$0.001
Net tangible book value per share after 100% offering sold	$0.040
Increase to present stockholders in net tangible book value per share after offering	$0.039
Capital contributions	$2,000.00
Number of shares outstanding before the offering	2,000,000
Number of shares after offering held by existing stockholders	2,000,000
Percentage of ownership after offering	57.14%

Purchasers of Shares in this Offering if all Shares Sold
Price per share	$0.10
Dilution per share	$0.060
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	42.86%

Purchasers of Shares in this Offering if 75% Shares Sold
Price per share	$0.10
Dilution per share	$0.063
Capital contributions	$112,500
Number of shares after offering held by public investors	1,125,000
Percentage of ownership after offering	36%

Purchasers of Shares in this Offering if 50% Shares Sold
Price per share	$0.10
Dilution per share	$0.072
Capital contributions	$75,000
Number of shares after offering held by public investors	750,000
Percentage of ownership after offering	27.27%

Purchasers of Shares in this Offering if 25% Shares Sold
Price per share	$0.10
Dilution per share	$0.079
Capital contributions	$50,000
Number of shares after offering held by public investors	500,000
Percentage of ownership after offering	15.79%

PLAN OF DISTRIBUTION-TERMS OF THE OFFERING

Offering Will Be Sold by One of Our Officers

We will be offering up to a total of 1,500,000 shares of common stock. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds and no money will be returned once the subscription has been accepted by us. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we choose to do so. If the offering is extended for an additional 90 days, the investors will be notified in writing of the extension.

We will sell the shares in this offering through Gordon Samson, one of our officers and directors. The offering will be sold in Europe and North America. Mr. Samson will contact friends of our officers and direcctors, except those that he had a personal or busienss relationship with during his employment with Global Securities Corp. between March 1997 and November 2000, and will attempt to sell them our common stock after this prospectus becomes effective by meeting and/or delivering copies of this prospectus to them. Mr. Samson will receive no commission from the sale of any shares. Mr. Samson will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3. The person is not at the time of his participation, an associated person of a broker-dealer; and

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Samson is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker-dealer or associated with a broker-dealer. Mr. Samson has not during the last twelve months and will not in the next twelve months offer or sell securities for any other corporation. Mr. Kenwood and Mr. Mackay, including any of their associated companies, will not be participating in the selling of any securities of this offering.

Mr. Samson will start to sell the securities in this offering only after our registration statement is declared effective by the SEC. He will not utilize the Internet to advertise our offering. Mr. Samson intends to hold investment meetings where he will distribute the prospectus to potential investors and to his friends and relatives who are interested in us and a possible investment in the offering.

Offering Period and Expiration Date

This offering will start on the effective date of this prospectus and continue for a period of 90 days. We may extend the offering period for an additional 90 days, if we choose to do so.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement.

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "Manu Forti Group Inc."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions, in whole or in part, for any reason and for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours from the time we receive them.

BUSINESS

General

We were incorporated in the State of Nevada on July 25, 2003. We own a mining interest on the property located in British Columbia. We maintain our statutory registered agent's office at 3990 Warren Way, Reno, Nevada, USA, 89509, and our business office is located at Suite 225, 425 Carrall Street, Vancouver, British Columbia, Canada, V6B 6E3. Our telephone number is (604) 637-8206. Our offices are donated rent-free by our President. There is no monthly rental.

Background

On August 11, 2003, we acquired the rights to explore the mineral property in British Columbia containing one twenty units claim in the name of Stephen Kenwood by staking same. It cost us $291.42 (Canadian $400.00). The claim is recorded in Mr. Kenwood's name to avoid paying additional fees, however, title to the claim has been conveyed to us by an unrecorded deed for a consideration of $10, the cost to transfer the claim, paid by us to Mr. Kenwood. The property upon which the claim is located is crown land.

Under British Columbia provincial law, if the deed is recorded in our name, we will have to pay a minimum of $500 (Canadian Dollars) and file other documents since we are a foreign corporation in Canada. An unrecorded deed is one in which title to the property has been transferred to us, but the deed has not been filed with the British Columbia office of records. Title to the property is superior to all other unrecorded deeds. On the same day, Mr. Kenwood also executed a Statement of Trustee declaring that he holds the title of the property in trust for the Company, and will deliver full title on demand to the Company. Should Mr. Kenwood transfer title to another person and that deed is recorded before recording our deed, that person will have superior title and we will have none. If that event occurs, however, Mr. Kenwood will be liable to us for monetary damages for breach of his warranty of title. We have decided that if gold is discovered on the property and it is economical to remove these, we will record the deed, pay the additional tax, and file as a foreign corporation. We are in possession of the unrecorded deed and the decision to record the deed is solely within our province. The property was chosen by Mr. Kenwood. Should we determine not to proceed with our planned business operations, we will revert the claim back to Mr. Kenwood for a consideration of $10, the cost to transfer the claim, which will be paid by Mr. Kenwood to us. See "Risk Factors-Risks Associated With Our Company-9. The deed on the property on which we own mining interests has not been registered in our name. The recorded owner will have superior title to the property."

The property is located in an area where exploration dates from 1890's when gold was first discovered in the area. According to a 1989 report filed in the British Columbia Ministry of Mines office by BP Resources, gold was noted on the property by that company in 1988 and 1989. The report had recommendations for further work that was never completed. We plan to perform a modern exploration program over the claim.

To date we have not performed any work on the property on which we own mining interests. We are presently in the exploration stage and there is no assurance that a commercially viable mineral deposit exists on the property on which we own mining interests until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

Location and Access

The property is located 6 kilometres due east of the town of Vernon, a regional service centre in southern British Columbia, Canada. The road is accessed by driving 10 kilometres east of Vernon along Highway 6 to Lavington, and then winding along forestry access roads to the north and then back west along the Becker and Dixon Lake roads.

Claim Status

The following is a list of the claims:
Claim Name	Units	Tenure Number	Current Expiry Date
Cruz	20	404255	August 11, 2004

In order to maintain the title of the claim the holder must either record the exploration work carried out during the current anniversary year or pay cash in lieu. During the first three years of a claim's existence, the cash in lien amount is CND$100 per unit with an additional CND$10 per unit recording fee; the cash in lieu amount increases to CND$200 per unit after the third year.

Work performed must equal or exceed the minimum specified value per unit; excess value of work in one year can be applied to cover work requirements for additional years.

Physiography

Topography on the claim is generally moderate slopes with elevations ranging from 2,500 feet in the valley bottom to 4,000 feet on the mountain tops.

The claim is moderately to well timbered; there is currently a small logging operation on the property. The area is characterized by warm dry summers with mild winters. Access to water is excellent in the area and power lines run through the middle of the property.

Snowfall in the area is moderate and the claim is snow free from late April to late November.

Property Geology

We have a geologist report on the property provided by Rod Husband on August 22, 2003 (the "Husband Report"). Mr. Husband is a graduate of the University of British Columbia (1987) and holds a BSc degree in geology. He is a member of the Associates of the Professional Engineers and Geologists of British Columbia and has been engaged in his profession by various mining explorations and/or geological consulting companies since 1987. According to the Husband Report, the property is predominantly underlain by metavolcanics and metasedimentary rocks of the Nicola group. Of particular interest is a 180 metre thick pyritic and sericitic schist that carries low grade but persistent gold mineralization. Disseminated pyrite is accompanied mainly by quartz and chlorite. The schist is probably a felsic metavolcanic unit within the Nicola Group. The unit is gradational to the southwest with graphitic argillite and to the northeast with quartz-feldspar porphyry. The schist contains gold values throughout and a 34-metre section analysed 0.5 gram per tonne gold (Assessment Report 20334 - See bottom of page 17 for details).

In the province of British Columbia, exploration work performed on mining claims is summarized in assessment reports that are filed with the British Columbia Ministry of Mines. These reports summarize the work performed and the cost of that work. If the work program is deemed acceptable to the Ministry, the value of the work is applied to maintain the mining claim. Depending on the amount of work performed, the maintenance of the claim can be carried forward for one or more anniversary dates. Assessment reports are available on microfiche to the public at any of the British Columbia Ministry of Mines Offices throughout the province of British Columbia.

West of the claim, metamorphic rocks of the Monashee Group outcrop. A north-northwest trending fault occurs just east of Becker Lake (described by Jones (1959) as the Lavington unconformity) and separates the Monashee rocks from the younger Cache Creek Group rocks to the east. The Cruz claim seems is situated within a fault bounded block of Cache Creek Group argillite and volcanics situated within a large expanse of Monashee Group Gneiss. East of the fault, a thick sequence of well bedded argillite (Cache Creek Gp) occurs and is overlain, or possibly intruded along the upper contact, by a bleached, well foliated, intensely altered zone of quartz-pyrite-sericite schist varying in width from 200 to 400 metres. Quartz sweat type veining is common within the argillite. The zone of pyritic sericite schist correlates strongly with the main gold and multi-element soil anomaly drilled by BP Resources and is thought to be derived from a quartz-feldspar porphyry intrusion of granodiorite proportions.

History of Previous Work

Minequest Exploration Associates Ltd conducted the earliest recorded work within the claim area in 1985. Significant gold anomalies in heavy mineral samples were discovered from southeast flowing tributaries of Coldstream creek. In 1988 the anomalies were staked as the Lav claims and subsequently optioned to BP Resources. A wide spaced soil geochemical sampling program was completed by BP Resources in 1989; maximum gold values attained were 750 parts per billion gold in an anomalous zone reported to be approximately 300 metres in width by 2,000 metres in length using a threshold gold values of between 9 - 15 parts per billion. BP Resources performed a short diamond drilling in November 1989 to test the anomalous area for the possibility of a large low grade deposit. Drilling encountered a mineralized pyritic sericite schist of minimum 250 metres width. Drill results include 50 metres averaging 113 parts per billion gold and 125 metres averaging 307 parts per billion gold (including 34 metres @ 500 parts per billion gold). Despite the recommendation for follow up work the company dropped their option and the claims were subsequently allowed to lapse. In BC Assessment Report (#20334) dated June 29, 1990, R. H. Wong of BP Resources stated that "...the schist unit carried gold values throughout...". The report made recommendations for more exploration of the property but BP Resources did not perform any further work on the property. Reasons for not continuing with exploration of the property are not part of the public record.

The area was restaked as the Lav claims in the summer of 1999. Ten rock samples were collected in a reconnaissance prospecting/sampling program and submitted for analysis to Chemex Labs that year. Linda Caron reported (Assessment Rpt #26, 339) that the geochemical signature of the rock and soil sampling on the Lav property was consistent with a subvolcanic gold-silver-copper deposit (transitional from porphyry to epithermal environment). The claims were again allowed to lapse and the main area of the showings was restaked as the Cruz claim on August 11, 2003.

The author has summarized information found in Assessment Reports that are available to the public on microfiche at BC Ministry of Mines Offices located at 300 - 865 Hornby Street, Vancouver, BC, V6Z 2G3.

Our Proposed Exploration Program

We must conduct exploration to determine the extent of previously discovered gold mineralization on the property on which we own mining interests and if any minerals which are found can be economically extracted and profitably processed.

Our exploration program is designed to economically explore and evaluate the property on which we own mining interests. We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We will have an independent geologist to oversee and conduct the exploration on the property on which we own mining interests. To date, we have not chosen a geologist because we do not need one at this time.When we start our proposed exploration program, we will hire an independent geologist.

The independent geologist will supervise the exploration program on the property. Upon completion of each phase of the program, the independent geologist will analyze the results in the form of a geological report that will contain recommendations for either continued exploration of the property or abandonment of the claim. These recommendations will be based on the independent geologist's assessment of the potential of the property to host an economic mineral deposit based on results from exploration performed on the property.

We intend to implement an exploration program and intend to proceed in the following phases:

Phase 1 is expected to cost $22,000 and is planned to include measurement of regular spacings from a reference location for sample sites, preliminary examination and description of rock and mineral types for use in preparation of maps which show the location and features of each rock or mineral occurrence, if present, and collection of rock and soil samples at the sites which have been measured from a reference location for analysis in a laboratory to determine the quantities of certain of the metallic and non-metallic elements in each sample. On the grid used to collect soil geochemical samples, geophysical testing will also be conducted to obtain results pertaining to the relative magnetic characteristics of the bedrock underlying the sample grid. There is no record of any geophysics being conducted by previous operators of this property area and the Company feels that it will be a useful exploration tool to help delineate targets for further testing. Phase 1 will take approximately one month to complete, consisting of two weeks of fieldwork and two weeks of analytical evaluation and report writing. We will rely on an independent consulting geologist to conduct the fieldwork and to write the report based on his laboratory analysis. When we need this work done, we will hire a consulting geologist.

Subject to the results of the report provided by the geologist of Phase 1, we will continue to Phase 2. The Phase 2 program will consist of collection of rock and soil samples at additional sites which may be measured from a reference location for analysis in a laboratory to determine the quantities of certain of the metallic and non-metallic elements in each sample. Digging pits or trenches through soil to expose rock for purposes of sampling and description of rock or mineral occurrences will be the main focus of this program. Trenches or pits will be excavated approximately one to two metres deep and could be from several metres to fifty or more metres in length. A budget of $32,000 is estimated for Phase 2 and will take approximately four to six weeks to complete.

If we raise the maximum amount of this offering, before May 31, 2004, we will start Phase 1. We would complete Phase 1 at the end of June, 2004. If the Offering was completed before May 30, 2004 and Phase 1 was completed, we would start Phase 2 in the beginning of August, 2004 and complete Phase 2 by mid September, 2004. We are not required to receive a permit for Phase 1. For Phase 2, the Ministry of Energy and Mines of BC issues a permit in approximately two weeks. If we would be unable to obtain or delayed in obtaining the permit on time, Phase 2 would have to be delayed, although we do not believe we will be unable to obtain or delayed in obtaining the permit.

Subject to positive results provided by the geologist's report based on his analysis of sample assay results from Phase 2, we will continue to third phase of exploration. A Phase 3 program would probably involve diamond drilling targets that were generated in the first two phases of exploration. This drilling would test the depth potential and lateral extent of these mineralised targets. The cost and time of this potential Phase 3 program will be included in the final report by the consulting geologist after completion of the Phase 2 program. If the geologist, based on his analysis of sample assay results from Phase 2, advises in his report that he recommends us not to proceed with another Phase of exploration on the project, we will explore other mining properties.

The budget for each phase of this project includes the cost of hiring the geologist.

If we find mineralized materials, we intend to develop the reserves ourselves, and/or bring in other interested parties or partners. We plan to raise more money through private placements, public offerings or by bringing in other partners. The costs to develop any reserves are likely to be substantial and we may not raise enough money to cover these costs.

Competitive Factors

The mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal of minerals from the property on which we own mining interests. Readily available gold markets exist in Canada and around the world. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulations. This Act sets forth rules for locating claims, posting claims, working claims and reporting work performed.

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Phase I of our exploration program does not require a permit, from the British Columbia Government or agent of the British Columbia Government.

Phase II of our exploration program requires a permit, at no cost, from the district inspector, a provincial government agent. If there is a disturbance to the land, the Ministry of Energy and Mines of British Columbia may request a bond at their discretion. Exploration work that requires permitting includes:

  drilling, trenching and excavating using machinery;
  blasting;
  disturbance of ground by mechanical means;
  construction, modification, deactivation and reclamation of an exploration access;
  induced polarization surveys using exposed electrodes;
  site reclamation.

We are also required to give written or verbal notification to the district inspector prior to the commencement of exploration activities.

We are required to reclaim our mining claim after we have completed our exploration program. We must remove the garbage, drums of fuel, clean the spills and fill in the open trenches.

If our exploration program is successful and we decide to commence mineral production, we are required to submit to the Mines Branch District Manager a permit application for the project with a project report. Upon approval of the application, the Company will receive a Project Approval Certificate and a Mines Act Permit. Upon the receipt of the Mines Act Permit, we will commence mineral production.

Environmental Law

We are subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration of mining properties. Its goals are to protect the environment through a series of regulations affecting Health, Safety, Archaeological Sites and exploration access.

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and if exploration is warranted on the property, will file final plans of operation before we start any mining operations. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the full cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the Act and will continue to comply with the Act in the future. We believe that compliance with the Act will not adversely affect our business operations in the future.

Employees

Initially, we intend to use the services of subcontractors for manual labor and exploration work on the property on which we own mining interests. Our only technical employees will be Gordon Samson and Jim Mackay, our officers and directors.

Employment and Employment Agreements

At present, we have no employees, other than Messrs. Samson and Mackay, our officers and directors, who are not paid any compensation for their services. Messrs. Samson and Mackay do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to any employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND

PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up, exploration-stage company, and have not yet generated or realized any revenues from our business operations. We are not a blank check company and have no intentions to act as a blank check company as that term is defined under Rule 419 of Regulation C under the Rules of the Securities Act of 1933. We have acquired the right to explore the mineral property containing one 20 units claim. The property is located in The Vernon Mining District of British Columbia. We have our detailed business plan discussed above (see Business - Our Proposed Exploration Program"). We must raise cash in order to implement our plan and stay in business.

To meet our needs for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise will be applied to this offering and exploration. If we do not raise all of the money we need from this offering, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. We have obtained a loan of $105,709 without interest from Mr. Steve McMannaman, one of our founders. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

If we raise the maximum amount of this offering prior to May 30, 2004, we will begin Phase 1 and complete Phase 1 at the end of June, 2004. Phase 1 would take approximately one month and cost $22,000. We would then start Phase 2 at the beginning of August, 2004 and complete Phase 2 by mid October, 2004. Phase 2 would take approximately one to one and a half months and would cost $32,000. We cannot work from December to April because of bad weather conditions. If we complete this offering, we will not need any more funding for Phases 1 and 2. If we do not complete the offering, then we will have to raise more money through private placements, public offerings or by bringing in other partners. The money we raise from this offering will determine how long we can satisfy our cash requirements. If we do not raise enough funds, the Company may have to raise additional funds within the next 12 months.

We may not be able to continue for the next 12 months unless we obtain additional capital to pay our bills. We have not generated any revenues and no revenues are anticipated unless and until gold is discovered on the property in which we have an interest. Accordingly, we must raise cash from other than the sale of the gold. We will be conducting research in connection with the exploration of property on which we own mining interests. We are not going to buy or sell any plant or significant equipment. We do not expect a change in the number of our employees. Before completing the offering, our officers and directors will pay the costs associated with the operation, which include the offering expenses, as an interest free loan to the Company. Mr. Steve McMannaman has provided $105,709.00 as in free loan to the Company to satisfy the Company's current cash requirement and agreed not to demand repayment of the loan except the amount of the loan used for the offering expenses prior to the completion of the offering. These will be re-paid from the proceeds of this offering.

Without assuming any funding from this offering and based on the $105,709.00 loan provided by Mr. McMannaman, we can satisfy our cash requirements for the next twelve months.

If we do not raise any funds in this offering, approximately $50,000 of the estimated offering expenses will have to be used from the loan. The balance will be used for the exploration program of the Company. If we raise enough money from this offering, we will repay Mr. McMannaman the offering expenses incurred prior to the completion of this offering which were paid from the loan. The balance of funds raised will be used for the exploration program and administrative cost depending on the actual amount of money available to us. The estimated administrative costs for a 12 month period are as follows: legal - $8,000, accounting - $4,000, and auditing - $2,000.

Limited Operating History-Need for Additional Cash

There is no historical financial information about our company upon which to base an evaluation of our performance. We are an exploration-stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our claims, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must conduct research and exploration of the property on which we own mining interests before we start production of any minerals we may find. We are seeking equity financing to provide the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue to explore or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception to November 13, 2003.

We just recently acquired our mining interest on a property located in British Columbia and will commence the research and exploration of our mining operations on that property.

Since inception, Mr. McMannaman has advanced to us the total sum of $105,709.00 for our corporate costs, mining interest acquisition consists and offering expenses required before the completion of the offering, and we issued 2,000,000 shares of common stock to raise money. Net cash provided by financing activities from inception to November 13, 2003, was $2,000, as a result of proceeds received from share subscriptions.

Liquidity and Capital Resources

We issued 2,000,000 founders shares on July 29, 2003 for the amount of $2,000. Since our inception, Mr. McMannaman advanced to us the total sum of $105,709.00, which is used for organizational and start-up costs, operating capital and offering expenses incurred prior to the completion of this offering. The loan does not bear interest and has not been repaid as of the date hereof and it is not due on a specific date. Mr. McMannaman will accept repayment from us when the money is available. Mr. McMannaman has orally agreed not to demand the repayment from the proceeds of this offering except the offering expenses that have been paid from the loan before completion of this offering.

As of December 19, 2003, our total assets are $81,703.58 and our total liabilities are $105,709.

MANAGEMENT

Officers and Directors

Each of our directors is elected by stockholders for a term of one year and serves until his successor is elected and qualified. Each of our officers is elected by the board of directors for a term of one year and serves until his successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees. On October 21, 2003, the board of directors accepted the resignation from Mr. Lee Freeman as a director and appointed Mr. Jim Mackay as a director to fill the vacancy.

The names, addresses, ages and positions of our present officers and directors are set forth below:
Full Name and Resident Address	Age	Positions
Gordon Samson 2740 Oliver Crescent Vancouver, BC, Canada V6L 1S9	45	President, Secretary, Treasurer, Director and CFO
Jim Mackay Chateau De Mont 64300 Mont France	42	Director
Stephen Kenwood 13629 Marine Drive White Rock, BC, Canada	42	Director

The persons named above, other than Jim Mackay, have held their offices/positions since inception of our company. All of them are expected to hold their offices/positions until the next annual general meeting of our stockholders.

Background of Officers and Directors

Mr. Gordon Samson has been our President, Secretary, Treasurer, CFO and member of our board of directors since the inception of our business. Mr. Samson has devoted approximately 75% of his professional time to our business and intends to continue to devote this amount of time in the future.

Mr. Samson received a Diploma of Technology in Business Administration from the British Columbia Institute of Technology in 1982. He received his Certified General Accountant ("CGA") designation in 1991. Mr. Samson also achieved a Certified Financial Planner designation ("CFP") in 1998 that he does not maintain.

Mr. Samson has been engaged in a financial capacity for the past 18 years, through his involvement initially as a financial officer with Revenue Canada, now Canada Customs Revenue Agency ("CCRA"), as a Senior Banker with TD Canada Trust, a major Canadian institution (from 1989 - 1996) and as a consultant providing Chief Financial Officer services to a wide range of companies in both the public markets and the private market.

From March 1997 to November 1998, Mr. Samson was an accounting manager for a branch of Global Securities Corp., a regional full brokerage house in British Columbia, Canada.

From December 1998 to February 2000, Mr. Samson was a licensed representative of Global Securities Corp.

From March 2000 to November 2000, Mr. Samson was the controller and consultant of American Resource Management Consultants Ltd., a Vancouver B.C. management company for TSX Venture Exchange public companies

From September 2000 to December 2000, Mr. Samson was a Director of International Millennium Mining Corp, a British Columbia reporting company.

From December 2000 to April 2001, Mr. Samson was a corporate finance associate consultant of Moore Consulting Inc. in Vancouver, British Columbia, a due diligence firm specializing in merger and acquisition activities.

From May 2001 to August 2001, Mr. Samson was the Chief Financial Officer and a consultant of Golden Fortune Investments Ltd., a Vancouver TSX Venture Exchange public company engaged in technology start ups ("TSX - GFX").From July 2001 to May 2003, Mr. Samson was a Director of Data Fortress Systems Group Ltd. (formerly, ianett International Systems Ltd.) ("TSX - DFG") ("OTC BB - DFGRF"), a company providing network technology services.

Since October 2002, Mr. Samson is a Director and the Chief Financial Officer of CYOP Systems International Inc. ("OTC BB - CYOI"), a Nevada media service corporation. CYOP files reports with the Securities and Exchange Commission.

Mr. Jim Mackay has been a member of our board of directors since October 21, 2003. Mr. Mackay has devoted approximately 25% of his professional time to our business and intends to devote this amount of time in the future.

Mr. Mackay is semi-retired and is an entrepreneur/investor. Mr. Mackay relocated from Scotland to England in 1992 where he launched a successful bar (The Edge) in London's West End. Mr. Mackay still maintains license royalty's on the trademarked named.

From June 1992 to July 1992, Mr. Mackay served as the interim Chief Executive Officer of World Gaming PLC, headquartered at 33 St. James Square London, England.

Mr. Stephen Kenwood has been a member of our board of directors since the inception of our business. Mr. Kenwood has devoted approximately 2% of his professional time to our business and intends to continue to devote this amount of time in the future:

Steve Kenwood is a registered member of the Association of Professional Engineers and Geoscientists of British Columbia. Mr. Kenwood received a Bachelor of Science (Geology) degree from the University of British Columbia in 1987.

Mr. Kenwood has been involved in the venture capital markets for the last eight years, through his involvement as a geological consultant and management consultant to various public and private companies.

During his 14 years as a geologist, Mr. Kenwood has gained valuable experience in the area of advanced project development.

Since March, 1996 Mr. Kenwood has been a director of Majestic Gold Corp., a natural resource exploration company which list listed on the TSX (MJS:TSX).

Since September, 1997 Mr. Kenwood has been a director of Auterra Gold Corp., a natural resource exploration company which list listed on the TSX (AUW:TSX).

Since February, 2002, Mr. Kenwood has been a director of Longbow Mining Corp., a natural resource exploration and company having completed its first public offering.

From July, 1999 to November 2001, Mr. Kenwood was a director of Gothic Resources Inc. (since re-named American Natural Energy Corp.) a natural resource exploration company which is listed on the TSX (ANR.U:TSX).

From February, 2000 to October, 2000, Mr. Kenwood was a director of Cheni Resources Inc. a natural resource exploration company which is listed on the TSE (CHB:TSE).

From June, 1996 to July, 1999 Mr. Kenwood was a director of Kinvara Ventures Inc., a natural resource exploration company which is listed on the TSX (KIN:TSX).

From May, 1995 to March, 1999 Mr. Kenwood was a Director of Miner River Resources Inc. (since re-named Eagle Plains Resources Ltd., a natural resource exploration company which is listed on the TSX (EPL:TSX).

Since 1993 Mr. Kenwood has been a partner with MCG Market Catalyst Group Inc., a private venture capital group based in Vancouver, British Columbia.

As President of Pebble Beach Geological Services Ltd., Mr. Kenwood has worked as an independent geological consultant since 1992.

Conflicts of Interest

We believe that Mr. Kenwood will be subject to conflicts of interest. The conflicts of interest arise from their relationships with other mining operations. In the future, Mr. Kenwood will continue to be involved in the mining business for other entities and their involvement could create a conflict of interest. At the present time, we do not foresee a direct conflict of interest because we do not intend to acquire any additional mining properties. The only conflicts we foresee are Mr. Kenwood's devotion of time to mining projects that do not involve us.

Specifically, Mr. Kenwood is a director of Majestic Gold Corp., Auterra Gold Corp., Longbow Mining Corp. and Kinvara Ventures Inc., all of which are involved in the mining business.

EXECUTIVE COMPENSATION

Messrs. Samson, Mackay and Kenwood, our officers and directors, are not compensated for their services. The proceeds of this offering will not be used to compensate them.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to a proceeding, including any lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is being indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may also be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors and officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of more than 5% or more of the total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares:
Name and Address of Beneficial Owner	Number of Shares Before Offering	Number of Shares After Offering	Percentage of Ownership After Offering if All of The Shares are Sold in the Offering	Percentage of Ownership if No Shares are Sold in the Offering
Gordon Samson 2740 Oliver Crescent Vancouver, BC, Canada V6L 1S9	250,000	250,000	7.14	12.50
Lee Freeman 19 Tunmarsh Lane London, UK E13 9ND	250,000	250,000	7.14	12.50
Stephen Kenwood 13629 Marine Drive White Rock, BC, Canada	Nil	Nil	Nil	Nil
Jim Mackay Chateau De Mont 64300 Mont France	750,000	750,000	21.43	37.50
Steve McMannaman Maison Houcarde Gouze, Orthez France 64300	750,000	750,000	21.43	37.50
Total	2,000,000	2,000,000	57.14	100
All Officers and Directors as a Group (2 persons)	1,000,000	1,000,000	28.57	50.00

The persons named above may be deemed to be parents and promoters of our company within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of their direct and indirect stock holdings. At present however, Mr. Samson, Mr. Freeman and Mr. Mackay are the only promoters of our company.

Future Sales by Existing Stockholders

A total of 2,000,000 shares of common stock were issued to existing stockholders, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will immediately be resaleable, and sales of all other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 75,000,000 common shares with a par value of $0.001 per share. The holders of our common shares:

  have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

  do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

  are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Penny Stock

Our common stock is not listed or quoted on any national securities exchange or trading medium. The Securities and Exchange Commission has adopted a rule that defines a "penny stock", for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

  that a broker or dealer approve a person's account for transactions in penny stocks; and

  that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person's account for transactions in penny stocks, the broker or dealer must:

  obtain financial information and investment experience and objectives of the person; and

  make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

  sets forth the basis on which the broker or dealer made the suitability determination; and

  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline. See "Risk Factors-Risks Associated With This Offering- 4. Because there is no public trading market for our common shares, you may not be able to resell our shares."

Non-Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and in that event the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will own approximately 57.14% of our outstanding shares.

A simple majority vote is required for shareholders to take action.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend on our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further we will not voluntarily send you an annual report. As we intend to apply to have our shares quoted for trading on the Over the Counter Bulletin Board ("OTCBB"), we will file reports with the SEC under Section 15(d) of the Securities Act. There is no assurance however, that we will be accepted to have our shares to be quoted for trading on the OTCBB. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street NW, Washington, DC, 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Market Information

There is no public trading market for our common shares. No common shares of our company are subject to outstanding options or warrants to purchase. No securities are convertible into common shares. The number of common shares that could be sold pursuant to Rule 144 of the Securities Act are the common shares held by Gordon Samson, Lee Freeman, Jim Mackay and Steve McMannaman, which total 2,000,000 common shares. We have not been advised that they want to register under this prospectus.

Stock Transfer Agent

Our stock transfer agent for our securities is the Nevada Agency and Trust Company, 50 West Liberty Street, Bank of America Plaza Suite 880, Reno, Nevada 89501.

CERTAIN TRANSACTIONS

On July 29, 2003, we issued a total of 500,000 shares of restricted common stock to Messrs., Samson and Freeman, officers, directors and promoters of the company for the sum of $500 paid in cash. We also issued a total of 1,500,000 shares of restricted common stock to Messrs.. McMannaman and Mackay for the sum of $1,500 paid in cash.

On October 21, 2003, the board of directors accepted the resignation of Mr. Lee Freeman as a director, and appointed Mr. Jim Mackay to be a director. Since October 21, 2003, the Company's promoters are Mr. Samson and Mr. Mackay.

Since our inception, Mr. McMannaman advanced a demand loan to us in the total sum of $105,709.00, part of which was used for organizational, start-up costs, operating capital and offering expenses incurred prior to the completion of this offering. The loan is a demand loan having no specific due date and does not bear interest and has not been repaid as of the date hereof. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations".

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to September 15, 2003, included in this prospectus, have been audited by Bedford Curry, as set forth in their report included in this prospectus.

LEGAL MATTERS

Fraser and Company, Barristers and Solicitors, 1200 - 999 West Hastings Street, Vancouver, British Columbia, V6C 2W2, telephone (604) 669-5244 have acted as legal counsel for our company.

FINANCIAL STATEMENTS

Our fiscal year end is March 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by management of the company and reported on by an Independent Certified Public Accountant.

Our audited financial statements from inception to September 15, 2003, immediately follow:
Audited Financial Statements
Independent Auditor's Report
Financial Statements
Balance Sheet
Statement of Loss and Deficit
Statement of Cash Flows
Statement of Stockholders' Equity

MANU FORTI GROUP INC.

(AN EXPLORATION STAGE COMPANY)

FINANCIAL STATEMENTS

SEPTEMBER 15, 2003

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Manu Forti Group Inc.

We have audited the balance sheet of Manu Forti Group Inc. (an exploration stage company) as at September 15, 2003 and the statements of operations, stockholders' equity and cash flows for the period from inception, July 25, 2003, to September 15, 2003. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of the Company (an exploration stage company) as at September 15, 2003 and the results of its operations and its cash flows for the period from inception, July 25, 2003, to September 15, 2003, in conformity with accounting principles generally accepted in the United States of America

September 16, 2003	"Bedford Curry & Co."
Vancouver, B.C., Canada	Chartered Accountants

Manu Forti Group Inc.

(An exploration Stage Company)

BALANCE SHEET
September 15, 2003	(Stated in U.S. Dollars)

ASSETS

Current
Cash	$100,098
Prepaid expenses	4,616
Subscription receivable	2,000
Total current assets	106,714
Incorporation costs	975

TOTAL ASSETS	$107,689

LIABILITIES

Current	-
Due to shareholders [Note 3]	$105,709
Total current liabilities	105,709

STOCKHOLDERS EQUITY

Authorized: 75,000,000 Common shares, par value $0.001
Issued and outstanding: 2,000,000	2,000
-
Deficit accumulated during the exploration stage	(20)
1,980

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$107,689

APPROVED ON BEHALF OF THE BOARD
"GORDON SAMSON", Director

Manu Forti Group Inc.

(An exploration Stage Company)

STATEMENT OF OPERATIONS
For the period from inception, July 25, 2003 to September 15, 2003	(Stated in U.S. Dollars)

REVENUE	$-

EXPENSES

Mineral property acquisition costs	-
Bank Charges	20
Legal and accounting	-
Transfer agent and filing fees	-

-

Net loss before other items	(20)

Provision for income taxes	-

NET LOSS	$(20)

LOSS PER SHARE - BASIC	$(0.00)

WEIGHTED AVERAGE NUMBER OF ISSUED SHARES	2,000,000

Manu Forti Group Inc.

(An exploration Stage Company)

STATEMENT OF CASH FLOWS
For the period from inception, July 25, 2003 to September 15, 2003	(Stated in U.S. Dollars)

Cash Flows From Operating Activities

Net loss for the period	$(20)

Net changes in non-cash working capital items
Increase in prepaid expenses	(4,616)
Decrease in accounts payable	-
(4,636)

FINANCING

Increase in amounts due to shareholders	105,709

INVESTING

Increase in incorporation costs	(975)

Increase in cash	100,098

Cash and cash equivalents, beginning of year	-

CASH, end of year	$100,098

SUPPLEMENTAL CASH FLOW INFORMATION

During the period, the Company had cash flows arising from interest and income taxes paid as follows:

Interest paid	$-
Income taxes paid	-

Manu Forti Group Inc.

(An exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the period from inception, July 25, 2003 to September 15, 2003	(Stated in U.S. Dollars)

1. NATURE OF OPERATIONS

Manu Forti Group Inc. (the "Company"), an exploration stage company, was incorporated in the State of Nevada, USA on July 25, 2003. The Company has contracted to acquire a mineral property interest but has not yet determined whether this property contains mineral resources that are economically recoverable.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates, which have been made using careful judgment. Actual results may vary from these estimates.

The financial statements have, in management's opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.

Net Income (Loss) Per Share

Net income (loss) per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period.

Foreign Currency Transactions

Transactions in foreign currencies during the period are translated into United States dollars at the rates of exchange ruling at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are incorporated into the financial statements by translating foreign currencies into United Sates dollars at the rates of exchange ruling on the balance sheet date. Exchange differences arising are dealt within the income statements.

Mineral Property Acquisition and Exploration Costs

Exploration and acquisition costs are expended unless the property to which the relate has economically recoverable reserves. At this stage, the Company has not yet identified economically recoverable reserves on its property.

Manu Forti Group Inc.

(An exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the period from inception, July 25, 2003 to September 15, 2003	(Stated in U.S. Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES

Income Taxes

The Company accounts for income taxes under SFAS No. 109, which requires the assets and liabilities approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse.

3. DUE TO SHAREHOLDERS
Due to shareholders	$ 105,709

The amount due to shareholder is unsecured, non-interest bearing and has no fixed repayment terms.

As the shareholder provided the loan, a change to interest expense will be treated as a contribution to capital for foregone interest. Interest at bank prime rate will be used to record this forgone interest. For the period of this report no interest expense was recorded.

4. MINERAL PROPERTY INTEREST

The Cruz property consists of one twenty unit mining claim registered in the Vernon Mining Division, covering approximately 1,250 acres. The claims have the following particulars:
Claim Name	Units	Record Number	Current Expiry Date
Cruz	20	404255	August 11, 2004

The claim is 100% owned by Stephen Kenwood, a director of Manu Forti Group Inc., and is held in trust by him for the Company. The Company will reimburse the director for any out of pocket expenses and staking costs which are considered to be nominal as of September 15, 2003.

In order to maintain the claim the holder must either record the exploration and development work carried out on that claim during the current anniversary year or pay cash in lieu. During the first three years of a claims existence, the cash in lieu amount is CAD$100 per unit with an additional $10 per unit recording fee; the cash in lieu amount increases to $200 per unit after the third year. Work performed must equal or exceed the minimum specified value per unit; excess value of work in one year can be applied to cover work requirements on the claim for additional years.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such, is as follows:

1. Article XL of the Articles of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement.

2. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the Registrant, are as follows:
SEC Registration Fee	$13.80
Printing Expense	$2,000
Accounting Fees and Expenses	$4,000
Legal Fees and Expenses	$37,500
Blue Sky Fees and Expenses	$2,500
Transfer Agent Fees	$2,500
Miscellaneous Expenses	$486.20
TOTAL:	$50,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Since inception on, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Gordon Samson 2740 Oliver Crescent Vancouver, BC, Canada V6L 1S9	July 29, 2003	250,000	$250
Lee Freeman 19 Tunmarsh Lane London, UK E13 9ND	July 29, 2003	250,000	$250
Jim Mackay Chateau De Mont 64300 Mont France	July 29, 2003	750,000	$750
Steve McMannaman Maison Houcarde Gouze, Orthez France 64300	July 29, 2003	750,000	$750

We issued the foregoing restricted shares of common stock to Mr. Samson, Mr. Freeman, Mr. Mackay and Mr. McMannaman under Section 4(2) of the Securities Act of 1933. All of them are sophisticated investors and in possession of all material information relating to the Company. Mr. Samson is also an officer and director and Mr. Mackay is a director of the company. No commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

ITEM 27. EXHIBITS

The following exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B.
Exhibit No.	Document Description
3.1*	Articles of Association
3.2*	Bylaws
4.1*	Specimen Stock Certificate
4.2*	Promissory Notes to Steve McMannaman
5.1*	Opinion of Fraser and Company, Barristers and Solicitors, regarding the legality of the securities being registered
10.1*	Bill of Sale Absolute
10.2*	Statement of Trustee
10.3*	Deed
23.1	Consent of Auditors
23.2	Consent of Fraser and Company
23.3*	Consent of Geologist
99.1*	Subscription Agreement
99.2*	Consent Resolution of the Board of Directors appointing Stephen Kenwood as Director to replace Rod Husband
99.3*	Consent Resolution of the Board of Directors accepting Lee Freeman's resignation and appointing Jim Mackay as a Director

*  Incorporated by reference to same exhibit filed with the Company's Form SB-2 Registration Statement on September 17, 2003 and November 13, 2003.

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that of which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (S 230.424(b) of the Securities Act of 1933, if, in the aggregate the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

c. To include any additional or changed material information with respect to the plan of distribution.

2. For determining liability under the Securities Act of 1933, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned thereto authorized, in Vancouver, British Columbia, Canada on this 19th day of December, 2003.

MANU FORTI GROUP INC.

By: /s/ "Gordon Samson"

Gordon Samson,

President and Director

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signatures appear below constitutes and appoints Gordon Samson, as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, therewith with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
(Signature)	/s/ "Gordon Samson"
Gordon Samson
(Title)	President, Director and Chief Financial Officer
(who also performs the function of principal executive officer and principal accounting officer)
(Date)	December 19, 2003

(Signature)	/s/ "Jim Mackay"
Jim Mackay
(Title)	Director
(Date)	December 19, 2003